Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
Fax: 617-301-7010	617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2006

— Clinical Progress Continues to Validate CombinatoRx Technology —

Cambridge, MA, November 14, 2006 - CombinatoRx, Incorporated (NASDAQ: CRXX), today reported financial results for the third quarter ended September 30, 2006.

“Recent clinical progress, including positive CRx-102 rheumatoid arthritis data and enrollment completion in the phase 2 rheumatoid arthritis trial for CRx-139, demonstrates significant progress toward the achievement of our stated 2006 development goals and further validates the CombinatoRx technology,” commented Alexis Borisy, President and CEO of CombinatoRx.

Third Quarter of 2006 Financial Results (Unaudited):

Net Loss

For the third quarter of 2006, CombinatoRx reported a net loss of $8.4 million or ($0.29) per share, as compared to a net loss of $9.5 million in the third quarter of 2005.

Revenue

Total revenue was $3.2 million in the third quarter of 2006, an increase from the $904,000 reported in the third quarter of 2005.  The increase is primarily due to the Company’s entry into additional research and development collaboration agreements and payments related to these agreements.

Research and Development Expenses

Research and development expense totaled $8.5 million in the third quarter of 2006 compared to $6.7 million in the third quarter of 2005.  The increase in R&D expense is due primarily to costs associated with additional research and development collaborations, an increase in personnel related expenses to support expanded research, clinical and regulatory activities associated with an advancing pipeline of product candidates and facilities related expenses resulting from the Company’s move to Cambridge, Massachusetts.

General and Administrative Expenses

General and administrative expense was $4.5 million in the third quarter of 2006 compared to $2.1 million in the third quarter of 2005.  The increase in general and administrative expense is

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due primarily to personnel related expenses to support operations as a publicly traded company as well as the expansion of our commercial development capabilities and increased stock-based compensation expense under SFAS No. 123R.

Cash, Cash Equivalents and Short-Term Investments

As of September 30, 2006, CombinatoRx had cash, cash equivalents and short-term investments of $128.6 million compared to $102.4 million on December 31, 2005. The increase in cash, cash equivalents and short-term investments is primarily due to the closing of our March 2006 private offering of common stock in which CombinatoRx raised net cash proceeds of $45.3 million.

2006 Financial Guidance

Based on current operating plans, expected timing and cost of clinical trials and other product development programs, CombinatoRx expects its net use of cash in operating activities to be between $32.0 million and $37.0 million in 2006 and to end the year with a net loss in the range of $31.0 million to $36.0 million, consistent with the guidance provided at our January 31, 2006 Analyst Briefing.

Third Quarter 2006 and Recent Accomplishments Include:

•                  Presented positive phase 2 results for CRx-102 in rheumatoid arthritis, in which CRx-102 achieved statistical significance on primary and secondary endpoints; including a 63% ACR 20 response compared to 30% with control, and a 50% mean reduction in CRP compared to 19% with control.

o                 CRx-102 has now demonstrated positive results in three clinical settings, including hand osteoarthritis, in which CRx-102 demonstrated a statistically significant reduction in pain and stiffness as well as improvements in tender and swollen joints. The modified-release commercial formulation of CRx-102 is expected to be completed in 2007 and plans are currently underway to initiate a phase 2b study with CRx-102.

•                  Completed accrual in a 210 patient phase 2 trial of CRx-139 in rheumatoid arthritis. In this study, CRx-139, an oral synergistic combination drug candidate containing low doses of the steroid prednisolone and the anti-depressant paroxetine, is being evaluated in comparison to low dose prednisolone alone. Conclusion of this 14 week study is anticipated in the spring of 2007.

•                  Introduced four late preclinical programs, including CRx-191 and CRx-197 for topical dermatology, CRx-153 for multiple sclerosis, and CRx-401 for type-2 diabetes, as examples of potential clinical product candidates for 2007.

Upcoming Events:

•                  CombinatoRx will host an analyst/investor event on Wednesday, January 17, 2007 from 7:30am to 9:30am ET at the Millennium Broadway Hotel in New York. During this event, which will include presentations and a moderated Q&A panel, members of the CombinatoRx management team will review accomplishments for 2006 and provide guidance and goals for 2007. Formal presentations will begin at 8:00am and interested parties may access a live webcast of the presentations by visiting the CombinatoRx website at www.combinatorx.com.

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About CRx-102

CRx-102 is an oral synergistic combination drug candidate containing the cardiovascular agent dipyridamole and an unconventionally low dose of the steroid prednisolone. CRx-102 works through a novel mechanism of action in which dipyridamole selectively amplifies prednisolone’s anti-inflammatory and immunomodulatory activities without replicating its side effects. In phase 2 clinical trials, CRx-102 demonstrated a powerful anti-inflammatory effect and rapid onset of action in patients with osteoarthritis and rheumatoid arthritis and was generally well tolerated. CRx-102 is being developed in a modified-release commercial formulation for the treatment of multiple immuno-inflammatory diseases.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its financial condition and results of operations, financial guidance for the fiscal year 2006, key milestones for the remainder of 2006, its product candidates and their clinical potential, its plans for clinical and formulation development of its product candidates, its business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company’s ability to initiate and successfully complete clinical trials of its product candidates, the Company’s ability to develop a modified release formulation of CRx-102, assumptions regarding the mechanism of action of our product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

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CombinatoRx, Incorporated

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	As of September 30,	As of December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$9,826	$9,079
Short-term investments	114,655	90,668
Restricted cash	148	148
Unbilled accounts receivable	766	230
Prepaid expenses and other current assets	1,052	2,974
Total current assets	126,447	103,099

Property and equipment, net	9,193	2,702
Restricted cash	4,000	2,500
Total assets	$139,640	$108,301

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,187	$1,230
Accrued expenses	3,408	2,312
Deferred revenue	9,051	9,334
Current portion of notes payable, net of discount	1,709	1,048
Current portion of lease incentive obligation	365	87
Total current liabilities	15,720	14,011

Convertible notes payable of subsidiary	9,171	5,362
Notes payable, net of current portion and discount	1,622	816
Deferred revenue, net of current portion	10,323	16,250
Deferred rent	1,780	109
Lease incentive obligation, net of current portion	3,408	861

Minority interest in subsidiary	2,638	2,542

Stockholders’ equity:
Common stock, $0.001 par value: 60,000 shares authorized; 28,723 and 23,285 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	29	23
Additional paid-in capital	217,623	177,777
Deferred compensation	—	(11,052)
Accumulated other comprehensive income (loss)	70	(65)
Accumulated deficit	(122,744)	(98,333)
Stockholders’ equity	94,978	68,350
Total liabilities and stockholder's equity	$139,640	$108,301

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CombinatoRx, Incorporated

Consolidated Statement of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenue:
Collaborations	$3,182	$904	$9,825	$1,647

Operating expenses:
Research and development[1]	8,526	6,650	24,380	16,890
General and administration[1]	4,488	2,073	13,563	7,516
Total operating expenses	13,014	8,723	37,943	24,406

Loss from operations	(9,832)	(7,819)	(28,118)	(22,759)
Interest income	1,689	165	4,298	521
Interest expense	(211)	(107)	(495)	(281)
Net loss	(8,354)	(7,761)	(24,315)	(22,519)

Accretion of Preferred stock dividends	—	1,748	—	5,244

Net loss applicable to common shareholders	(8,354)	(9,509)	(24,315)	(27,763)

Net loss per share applicable to common stockholders — basis and diluted	$(0.29)	$(9.53)	$(0.91)	$(29.37)
Weighted average number of common shares used in calculation of basic and diluted net loss per share	28,442,946	997,573	26,787,787	945,216

[1] Amounts include stock-based compensation expense, as follows:
Research and development	787	1,670	2,269	2,611
General and administration	980	590	2,904	1,502
Total stock-based compensation expense	$1,767	$2,260	$5,173	$4,113

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

-end-

245 First Street, Sixteenth Floor, Cambridge, MA 02142

Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com